Filed pursuant to Rule 424(b)(3)

Registration No. 333-140580

PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED FEBRUARY 9, 2007)

903,879 Shares

UNIFI, INC.

COMMON STOCK

This prospectus supplement No. 5 supplements and amends the prospectus dated February 9, 2007, as supplemented by prospectus supplement No. 1 dated May 29, 2007, prospectus supplement No. 2 dated June 29, 2010, prospectus supplement No. 3 dated December 26, 2012 and prospectus supplement No. 4 dated April 3, 2013, relating to the offer and sale from time to time by certain of our shareholders of certain shares of our common stock. The original prospectus covered the offer and sale by certain of our shareholders of up to 2,777,777 shares of our common stock, and this prospectus supplement No. 5 relates to the offer and sale of the remaining 903,879 shares of our common stock that were not disposed of previously. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this prospectus supplement No. 5 together with the prospectus. All share amounts in this prospectus supplement No. 5 reflect our November 3, 2010 1-for-3 reverse stock split.

The table on page 16 of the prospectus, which was subsequently amended by the prospectus supplements thereto, sets forth information with respect to the selling shareholders and the respective amounts of shares of our common stock beneficially owned by each selling shareholder that may be offered pursuant to the prospectus. This prospectus supplement amends and restates that table in its entirety, as follows, related to the offering of the remaining 903,879 shares of our common stock:

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Number of Shares		Shares of Common Stock Beneficially Owned After Offering(2)
Securityholder	Number		Percent(3)	Being Offered		Number	Percent
Dillon Yarn Corporation	761,847		4.14%	761,847		—	—
John M. Barrie	667		*	667		—	—
Palmer Sligh Blair, Jr.	1,477		*	1,477		—	—
William H. Clark	1,109		*	1,109		—	—
Robert E. Howell	1,778		*	1,778		—	—
Floyd L. Johnson	53,334	(4)	*	53,334		—	—
Little Bay Investment Corp.	43,666		*	43,666		—	—
Ralph P. Mormile	13,334		*	13,334		—	—
Donnie Odell Stout	6,667		*	6,667		—	—
Mitchel Weinberger	797,255	(5)	4.33%	20,000	(7)	15,408	*
Total	919,287	(6)	4.99%	903,879		15,408	*

* Less than 1%.

(1) Beneficial ownership is as of May 7, 2014 based upon information provided by each selling shareholder named in the table above, except with respect to Little Bay Investment Corp. for which we have not been able to obtain information.

(2) Assumes sale of all shares of our common stock registered hereunder. We note, however, that the selling shareholders are under no obligation known to us to sell any of their respective shares of our common stock at this time.

(3) Based on 18,412,059 shares of our common stock outstanding as of May 23, 2014.

(4) Shares held jointly with the selling shareholder’s spouse.

(5) Mr. Weinberger’s beneficial ownership includes 761,847 shares owned by Dillon Yarn Corporation (“Dillon”), of which Mr. Weinberger has shared voting and investment power but of which Mr. Weinberger disclaims beneficial ownership, and 12,408 shares that Mr. Weinberger has the right to receive pursuant to restricted stock units that will automatically convert into shares of common stock following any termination of his services as a director.

(6) Because the 761,847 shares owned by Dillon are included in both Dillon’s and Mr. Weinberger’s beneficial ownership amounts, this amount is included only once for purposes of calculating the total.

(7) Amount only includes the shares being offered by Mr. Weinberger under this prospectus supplement, and does not include either the shares being offered by Dillon hereunder or any other shares owned by Mr. Weinberger.

The prospectus dated February 9, 2007, together with this prospectus supplement No. 5, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock. Important information therein is included through the incorporation by reference of certain disclosures contained in our filings pursuant to the Securities Exchange Act of 1934, as amended, as described in the prospectus.

Without limiting the generality of such incorporation by reference, we note that the section of the prospectus entitled “Certain Relationships with Selling Shareholders” has been amended and updated to reflect that, effective as of March 9, 2011, Mitchel Weinberger, President and Chief Operating Officer of Dillon, was elected to our board of directors. Mr. Weinberger is still a director. No other selling shareholder listed herein has had any position, office or other material relationship within the past three years with our company.

We urge you to carefully read the section of the prospectus entitled “Risk Factors”, where we describe specific risks associated with our common stock, noting that the information there has been amended and updated to include the risk factors that have been incorporated by reference into the prospectus and this prospectus supplement, before you make your investment decision. Without limiting the generality of such incorporation by reference, we note that, with respect to risk factors, you should be sure to consider the information contained in Item 1A. Risk Factors of each of our last annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Our common stock is traded on the New York Stock Exchange under the symbol “UFI”. On May 23, 2014, the last reported sales price of our common stock was $23.33 per share.

The date of this prospectus supplement No. 5 is May 27, 2014.